[GRAPHIC OMITTED] [HANGER ORTHOPEDIC LOGO]

Two Bethesda Metro Center                                     Phone 301-986-0701
Suite 1200                                                      Fax 301-986-0702
Bethesda, MD 20814

                                  Contacts:     Ivan R. Sabel    (301) 986-0701
                                                George E. McHenry(301) 986-0701
                                                Jason P. Owen    (301) 986-0701

NEWS RELEASE


             HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES SECOND QUARTER

              NET INCOME OF $0.35 PER DILUTED SHARE, A 21% INCREASE


     BETHESDA, MARYLAND, July 29, 2003 - Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced net income of $0.35 per diluted share for the three-month period ended June 30, 2003.

     Net sales for the quarter ended June 30, 2003 increased by $5.8 million, or 4.4%, to $138.9 million from $133.1 million in the prior year's comparable quarter. The sales growth was primarily the result of a $2.3 million, or 1.9%, increase in same-center sales in the Company's O&P practices and a $1.9 million, or 27.6%, increase in sales of the Company's distribution segment. Gross profit for the second quarter of 2003 was $73.5 million, or 52.9%, of net sales, compared to $69.9 million, or 52.5%, of net sales, in the second quarter of the prior year. The improvement in gross profit, in both dollars and as a percentage of net sales, was due to a reduction in labor costs. Income from operations increased by $2.3 million in the second quarter of 2003 to $25.2 million from $22.9 million in the same period of the prior year. The increase in income from operations is the result of increased net sales and gross profit.

     Net income for the second quarter of 2003 was $9.4 million, or approximately $0.35 per diluted share, on 26.8 million weighted average diluted shares outstanding. During the quarter it became more dilutive to earnings per share to convert the Company's outstanding preferred stock to common stock, therefore the preferred stock dividends declared and accretion of $1.4 million were not included in the computation, as required by accounting principles generally accepted in the United States. In the corresponding period of the prior year, Hanger had net income of $7.7 million, or approximately $0.29 per diluted share, on 22.0 million weighted average diluted shares outstanding.

     Net sales for the six months ended June 30, 2003 increased by $8.5 million, or 3.3%, to $265.1 million from $256.6 million in the prior year's comparable period. The sales growth was primarily the result of a $2.6 million or 1.1% increase in same-center sales in the Company's O&P practices and a $3.4 million, or 24.9%, increase in the sales of the Company's distribution segment. Gross profit for the first six months of 2003 was $139.0 million, or 52.4% of net sales, compared to $133.8 million, or 52.1%, of net sales, in the prior year. The improvement in gross profit, in both dollars and as a percentage of net sales, was due to a reduction in labor and material costs. Income from operations increased by $4.1 million in the first half of 2003 to $43.4 million from $39.3 million in the same period of the prior year. The increase in income from operations is the result of increased net sales and gross profit.

     Net income for the first six months of 2003 was $14.8 million, or approximately $0.55 per diluted share, on 26.8 million weighted average diluted shares outstanding. During the first six months of 2003 it became more dilutive to earnings per share to convert the preferred stock to common stock, therefore the preferred stock dividends declared and accretion of $2.7 million were not included in the computation, as required by accounting principles generally accepted in the United States. In the corresponding period of the prior year, Hanger had net income of $9.2 million, or approximately $0.31 per diluted share, on 21.7 million weighted average diluted shares outstanding.

     Chairman and CEO Ivan R. Sabel stated, "Sales continued to improve at our patient-care centers during the quarter. We were able to achieve our profitability goals through a combination of the sales increase, continued control of our costs and the continued exceptional overall performance by our distribution segment. This quarter's results represent record sales and earnings".

     Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world's premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 591 patient-care centers in 44 states and the District of Columbia, with 3,139 employees including 875 certified practitioners. Hanger is organized into two business segments: patient-care, which consists of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. In addition, Hanger operates the largest orthotic and prosthetic managed care network in the country.

                             ______________________

Certain statements included in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to the Company's SEC filings for factors that could cause actual results to differ materially from the Company's expectations.

                               -tables to follow-

                          Hanger Orthopedic Group, Inc.
                 (In Thousands, Except Share and Per Share Data)

                                                           Three Months                              Six Months
Income Statement:                                          Ended June 30,                           Ended June 30,
-----------------
                                                                                1                                     1
                                                          2003              2002                  2003            2002
Net sales                                            $  138,936        $  133,056            $  265,064      $  256,566
Cost of goods sold                                       65,416            63,189               126,106         122,726
                                                     ----------        ----------            ----------      ----------
Gross profit                                             73,520            69,867               138,958         133,840
Selling, general and administrative                      45,712            44,690                90,478          89,467
Depreciation and amortization                             2,620             2,294                 5,073           5,078
                                                     ----------        ----------            ----------      ----------
Income from operations                                   25,188            22,883                43,407          39,295
Interest expense                                          9,354             9,978                18,450          19,056
Loss on early extinguishment of debt                        ---              ---                    ---           4,686
                                                     ----------        ----------            ----------      ----------
Income before taxes                                      15,834            12,905                24,957          15,553
Provision for income taxes                                6,481             5,234                10,126           6,360
                                                     ----------        ----------            ----------      ----------
Net income                                                9,353             7,671                14,831           9,193
Less    preferred    stock    dividends    declared
and accreted                                              1,381             1,291                 2,738           2,557
                                                     ----------        ----------            ----------      ----------
Net income applicable to common stock                $    7,972        $    6,380            $   12,093      $    6,636
                                                     ==========        ==========            ==========      ==========
Diluted Per Share Data:

Net income                                           $     0.35        $     0.29            $     0.55      $     0.31
                                                     ==========        ==========            ==========      ==========
Weighted  average  number of diluted  common shares
   outstanding                                       26,844,609        22,013,471            26,804,325      21,669,180
                                                     ==========        ==========            ==========      ==========

                                         June 30,             June 30,
Balance Sheet Data:                        2003                 2002
------------------                         ----                 ----
Working Capital                         $134,314               $139,191
Total Debt                               379,609                391,438
Shareholders' Equity                     180,399                154,361


Note 1: Approximately $1.9 million in medical benefits for the quarter and six month period ended June 30, 2002 were reclassed from Selling, General and Administrative expenses to Cost of Goods Sold to conform to the current year presentation.

                                     -more-

                          Hanger Orthopedic Group, Inc.

                                                 Three Months                         Six Months
Statistical Data:                                Ended June 30,                      Ended June 30,
-----------------                                --------------                      --------------
                                             2003              2002              2003              2002
                                             ----              ----              ----              ----

Patient-care centers                          591               586               591               586
Certified practitioners                       875               859               875               859
Number of states (including D.C.)              45                45                45                45
Payer Mix:
   Private pay and other                     55.1%             56.8%             55.4%             57.0%
   Medicare                                  33.6%             32.1%             32.9%             31.7%
   Medicaid                                   9.0%              9.0%              9.2%              9.2%
   VA                                         2.3%              2.1%              2.5%              2.1%
EBITDA (millions)                           $27.8              $25.2            $48.5             $44.4
EBITDA margin                                20.0%             18.9%             18.3%             17.3%
Operating margin                             18.1%             17.2%             16.4%             15.3%
Percentage of net sales from:
Patient-care services                        93.6%             94.8%             93.6%             94.4%
   Distribution                               6.4%              5.2%              6.4%              5.6%